Exhibit 99.1

SouthWest Water Company Provides Update on Filing of 2008 Form 10-K

LOS ANGELES--(BUSINESS WIRE)--June 10, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, said that it continues to work to complete its comprehensive financial review of prior periods. Accordingly, the company will not file its 2008 Annual Report on Form 10-K today, the date set in its recently amended credit facility.

“We are close to completing the review and will file our Form 10-K as soon as practicable,” said Mark Swatek, chairman and chief executive officer of SouthWest Water. “We are in contact with our banking syndicate and are working on an amendment reflecting the additional time needed.”

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; and customer service. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to the company’s ability to obtain an amendment from its banking syndicate, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to unexpected developments discovered in the process of the expanded review of the financial statements and other factors. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
(213) 929-1846
www.swwc.com